                                                                    EXHIBIT 12.2

                                       WCI
                       RATIO OF EARNINGS TO FIXED CHARGES
                          (in millions, except ratios)

                                                                                Years Ended December 31,
                                                                         ---------------------------------------
                                                                          2000   1999     1998     1997    1996
                                                                          ----   ----     ----     ----    ----
Earnings:
     Income before income taxes and extraordinary items................$   536  $2,046   $  479   $1,026   $  445
     Interest expense..................................................     10      24       23       23       34
     Portion of rents representative of an interest factor.............     19      16       20       17       16
     Adjustment for partially owned subsidiaries and 50% owned
       companies.......................................................  1,111   1,767      817      898      685
     Undistributed (earnings) losses of less than 50% owned
       companies.......................................................     22     (40)      13       (7)      13
                                                                        ------  ------   ------   ------   ------
         Total earnings................................................$ 1,698  $3,813   $1,352   $1,957   $1,193
                                                                        ======  ======   ======   ======   ======

Fixed charges:
     Interest expense..................................................$    10  $   24  $    23  $    23  $    34
     Portion of rents representative of an interest factor.............     19      16       20       17       16
     Adjustment for partially owned subsidiaries and 50% owned
       companies.......................................................    741     582      638      589      574
                                                                        ------  ------   ------   ------   ------
         Total fixed charges...........................................$   770  $  622  $   681  $   629  $   624
                                                                        ======  ======   ======   ======   ======
Ratio of earnings to fixed charges.....................................   2.2x    6.1x     2.0x     3.1x    1.9x
                                                                          ===     ===      ===      ===     ===